Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-18217, No. 333-37040, No. 333-91882 and No. 333-91884, each on Form S-8 for Vineyard National Bancorp, of our reports dated March 9, 2005 with respect to the consolidated balance sheets of Vineyard National Bancorp and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’equity, and cash flows for each of the years in the three-year period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Vineyard National Bancorp.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
March 9, 2005